EXHIBIT 10.20

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

          1.     This Separation Agreement and General Release of Claims (the “Agreement”) is entered into between Roland Buelow (“Buelow”) and SangStat Medical Corporation(“the Company”) effective as of November 8, 2002 (the “Effective Date”).  Buelow is currently employed by the Company as its Senior Vice President, Discovery Research.  Buelow and the Company are parties to a Change in Control Agreement dated December 20, 2000 (the “Change in Control Agreement”).  In addition, the Company granted Buelow options to purchase shares of the Company’s common stock and in particular, the Company granted Buelow an option on June 30, 1999 to purchase 4000 shares of Company stock (the “6-30-99 Stock Option”).

          2.     Buelow has requested a change in his employment status whereby Buelow would become a part-time employee of the Company until May 31, 2003 (the “Completion Date”) and as of the Completion Date, Buelow’s employment with the Company would be terminated.  Buelow’s request has been made in order for him to pursue research and development activities with Therapeutic Human Polyclonals, Inc. (“THP”) in the following areas (the “THP Area”): (i) development and engineering of transgenic animals and transgenic cells capable of producing or making substantially human antibodies and immunoglobin preparations (“HAbs”); (ii) making (including animal husbandry, animal immunization, antigen preparation, collection of fluids and tissues and culturing of cells) of  HAbs from such transgenic animals/cells; and (iii) the  production, purification, processing and packaging of such Habs. The Company contemplates and believes it will be entering into a business relationship with THP; therefore, in light of Buelow’s service to the Company and in order to further mutually agreeable goals, and in exchange for the release of claims set forth in paragraphs 6, 7 and 8 below, the Company has agreed to accept Buelow’s request and will provide Buelow with the following benefits beginning on the Effective Date and Buelow has agreed to provide the Company the consideration described herein.

          3.     As of the Effective Date, Buelow will step down from his current full-time position and become a part-time employee of the Company assuming the duties of a Senior Research Fellow reporting to the Vice President of Discovery Research.  As of the Effective Date, Mr. Buelow will no longer be an officer of the Company.  As a Senior Research Fellow, Buelow’s responsibilities shall include part-time, on-site support of the Company’s research and development programs, provided that Buelow shall perform no duties and shall not participate in any work related to the THP Area, for the Company.  Buelow agrees to remain an active employee of the Company through May 31, 2003 (the “Completion Date”), subject to the provisions set in this Agreement.

          4.     (a) From the Effective Date through December 31, 2002, Buelow will work on a 40% basis (two days per week or not more than sixteen hours per week) and as of January 1, 2003 through May 31, 2003, Buelow will work on a 20% basis (one day per week or not more than eight hours per week).  Buelow’s current base salary (as of the Effective Date) will be adjusted pro rata for the reduction in his work status from full-time to part-time.  Buelow will not be entitled to any salary increases or cost of living adjustments, which may be available to other Company employees.  In addition, Buelow will not be entitled to any bonus, which may be available to other Company employees except as specifically provided below.

                 (b)  Due to the reduction in Buelow’s work hours, as of the Effective Date he shall no longer be entitled to participate in the Company’s group health insurance plan.  However, he shall be entitled to elect to continue his group health insurance coverage in accordance with federal law (COBRA).  He shall be entitled to participate in the other Company-sponsored group health plans to the extent those plans provide for coverage for less than full-time employees of the Company.

                 (c)  As of the Effective Date, Buelow and the Company agree that the Change in Control Agreement is terminated.

                 (d)  As a result of Buelow’s dual employment with the Company and THP, Buelow agrees that he shall not disclose to the Company any confidential information or know-how of THP, except as provided for in agreements between THP and the Company and as agreed to by THP and further, Buelow shall not use or disclose any of the Company’s confidential information or know-how in his work at THP except as agreed to by the Company.  Subject to strict compliance with this Agreement and the Proprietary Information and Inventions Agreement dated February 15, 1993 (the “Inventions Agreement”), the Company agrees that THP’s employment of Buelow will not violate any term of Buelow’s employment with the Company and that the Company’s right or interest in any invention or other intellectual property created by Buelow in his role as a part-time employee working for the Company after the Effective Date shall be strictly limited to those inventions and other intellectual property arising from his work for the Company and not to those inventions which relate to the THP Area.

                 (e)  Buelow and the Company agree that all work Buelow might perform on behalf of THP in the THP Area and all work Buelow might perform on behalf of the Company do not overlap in their technical scope.

          5.     Retention of Incentives.  The Company agrees to pay to and provide Buelow with the following benefits:

                  (a) If, as of the Completion Date, Buelow satisfies the following two items, the vesting schedule of the 6-30-99 Stock Option shall be amended and revised to provide Buelow with full vesting of the 6-30-99 Stock Option as of the Completion Date:

                      (i) Buelow has remained an employee of the Company; and

                     (ii) The RDP58 Milestone has been achieved.  For purposes of this Agreement, the RDP58 Milestone shall be defined to mean that a preliminary data analysis of data from any RDP58 Phase II clinical trial shows sufficient efficacy in humans at any dose such that, if such data were validated through the quality assurance process, the results reasonably would justify proceeding with either a Phase IIb or a Phase III clinical trial.

                 (b) Notwithstanding Buelow’s reduced work schedule and except for the 6-30-99 Stock Option, all of the stock options granted to him by the Company, shall continue to vest in accordance with their terms through the Completion Date.

                 (c) Buelow shall receive his portion of the Company’s Corporate Bonus based on his actual salary earned in 2002 (as reduced hereby) on the same date as all other Company employees (on or about March 15, 2003) (the “Distribution Date”) in accordance with the Company’s firm-

wide policies concerning its Corporate Bonus program.  The amount of Buelow’s Corporate Bonus shall be 21.25% of his actual salary earned in 2002.  This amount was calculated on the basis of Buelow’s 100% achievement of his personal objectives and the average of the Company’s performance factors for the years 1999, 2000 and 2001.  In the event the Distribution Date is subsequent to the Completion Date, Buelow shall receive the Corporate Bonus notwithstanding the fact he is no longer an employee of the Company.  However, in the event Buelow’s employment with the Company terminates prior to the Distribution Date and his termination is a Disqualifying Termination (defined herein as (i) Buelow’s voluntary resignation, or (ii) Buelow’s termination for “cause” as defined in the Change of Control Agreement (terminated above), which definition is incorporated herein for all purposes), then Buelow shall not be entitled to the Corporate Bonus.

                 (d)  If (i) Buelow remains an employee through the Completion Date, and (ii) the RDP58 Milestone is achieved on or before the Completion Date, and (iii) he has re-signed this Agreement and has not revoked it, then upon the eighth day following his re-signature of this Agreement, Buelow shall receive an additional cash bonus of $25,000, less applicable withholding payable (the “Separation Bonus”) in a lump sum.

                 (e) In the event Buelow’s employment terminates prior to the Completion Date and it is not a Disqualifying Termination as defined in paragraph 5(c) herein, then:

                          (i) If the RDP58 Milestone has been achieved, then the 6-30-99 Stock Option shall be amended and revised to provide Buelow with full vesting of the 6-30-99 Stock Option as of Buelow’s termination date and the Separation Bonus will be deemed earned and payable as set forth above.

                          (ii) If the RDP58 Milestone has not been achieved (so that the 6-30-99 Stock Option does not vest) but the RDP58 Milestone is deemed capable of achievement as determined by the Company in its sole discretion (which discretion shall be commercially reasonable), and provided that he has re-signed this Agreement and has not revoked it, then Buelow will be entitled to the Separation Bonus payable as set forth above, and an additional cash bonus of $20,000, less applicable withholding payable in a lump sum, payable at the same time as the Separation Bonus.

          Buelow understands and acknowledges that he shall be entitled to no payments or benefits from the Company other than those expressly set forth in this Agreement.

          6.     In exchange for the benefits described in this Agreement and its Exhibits, Buelow and his successors and assigns hereby and release the Company and its parents, subsidiaries, affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”) of and from any and all claims, demands, damages, debts, liabilities, actions and causes of action of any kind and nature whatsoever, whether now known or unknown, which Buelow now has, or at any other time had, or shall or may hereafter have against those released parties based upon or arising out of their employment relationship, the termination of that relationship, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or disability, sex, sexual orientation, national origin, race, age, medical condition or other discrimination or harassment under Title VII of the

Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination In Employment Act of 1967, the California Fair Employment and Housing Act, the California Labor Code, or any other applicable federal, state or local law, all as they have been or may be amended, (the “Released Matters”).  As additional consideration for the compensation and benefits described in this Agreement, Buelow will reaffirm this release of claims by re-signing this Agreement in the space at the end of the Agreement on or after the Completion Date.

          7.     In exchange for the benefits described in this Agreement and its Exhibits, the Company, for itself, its parents, subsidiaries, affiliates, divisions, licensees, successors and assigns, and all persons or entities claiming through any of them, hereby releases and forever discharges Buelow and his successors and assigns from any and all claims, causes of action, demands, liabilities, and obligations, which the Company has, had, or may in the future have against Buelow, based upon or arising out of Buelow’s work provided for the benefit of THP on or before the Effective Date.

          8.     The parties acknowledge that they have read section 1542 of the Civil Code of the State of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          The parties waive any right or benefit which they have or may have under section 1542 to the fullest extent that each may lawfully waive such rights and benefits pertaining to this general release of claims, and affirms that they are releasing all known and unknown claims that they have or may have against the parties listed above within the scope of their releases.

          9.     Buelow acknowledges and agrees that he shall continue to be bound by and comply with the terms of any confidentiality agreements between himself and the Company.

          10.     Buelow acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Inventions Agreement.

          11.     Buelow acknowledges that the terms of this Agreement will be filed with the Securities and Exchange Commission and will be a public document.

          12.     The parties agree that they will not, at any time in the future, make any critical or disparaging statements of the other or the other’s affiliates, as applicable, (including, but not limited to, the products and services of the Company, the Company’s management and/or the general management of the Company’s business, or the Company’s employees), unless such statements are made truthfully.

          13.     This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules.

          14.     The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

          15.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of the agreements described in Sections 9 and 10, any agreements relating to stock options issued to Buelow by the Company and any prior indemnity agreements between Buelow and the Company. This Agreement may not be altered or amended except by a written document signed by Buelow and the Company.

BUELOW UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS RESPECTING THE RELEASED MATTERS HE HAS AGAINST THE RELEASED PARTIES BY SIGNING THIS AGREEMENT. BUELOW FURTHER UNDERSTANDS THAT UNDER THE OLDER WORKERS’ BENEFIT PROTECTION ACT (“OWBPA”) HE IS ENTITLED TO HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, AND TO REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT SEVEN-DAY PERIOD HAS PASSED.  WITH FULL KNOWLEDGE OF HIS RIGHTS UNDER THE OWBPA, BUELOW ACKNOWLEDGES THAT HE DOES SIGN THE AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED ABOVE.

Dated:    November 8, 2002                                                                 /s/ Roland Buelow
                                                                                                                 Roland Buelow

Dated:    November 8, 2002                                                                 SangStat Medical Corporation

                                                                                                                By:          /s/ Jean-Jacques Bienaimé
                                                                                                                                 Jean-Jacques Bienaimé
                                                                                                                Its:          Chairman, President and CEO

By re-signing this Agreement on or after the Completion Date (unless Buelow’s employment with the Company terminates on an earlier date and then, Buelow agrees to re-sign this Agreement on such earlier date), Buelow hereby extends the release of all known and unknown claims set forth in Sections 6 and 8 of this Agreement to include any claims arising through and including the Completion Date or his actual termination date.

Date:       November 8, 2002

Employee:              /s/ Roland Buelow
                                 Roland Buelow